UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2026

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39687	85-2749902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)

(908) 518-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	CMPO	NYSE
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

General

On January 14, 2026, CompoSecure, Inc. (the “Company”) announced the completion of a series of transactions in which the Company refinanced approximately $2.1 billion aggregate principal amount of indebtedness held by the Company and its subsidiaries following the completion of the Company’s combination with Husky Technologies Limited (“Husky”), which was completed on January 13, 2026. The proceeds from the refinancing transactions, which consisted of the private placement of $900.0 million aggregate principal amount of senior secured notes due 2033, a new $1.2 billion term loan facility maturing in 2033, and $400.0 million in revolving commitments maturing in 2031, were used together with certain borrowings under the Senior Credit Facilities (as defined below), to refinance Husky’s existing indebtedness, including indebtedness under the Existing Credit Agreement (as defined below), and to pay related fees, costs, premiums and expenses in connection with these transactions.

Notes

On January 14, 2026, the Company announced the completion of a private placement by its direct, wholly owned subsidiary CompoSecure Holdings, L.L.C. (in such capacity, “the Issuer”) of $900.0 million aggregate principal amount of 5.625% Senior Secured Notes due 2033 (the “2033 Notes”). The 2033 Notes were issued pursuant to an indenture (the “Indenture”), dated as of January 14, 2026 (the “Closing Date”), among the Issuer, the Company, the subsidiary guarantors party thereto from time to time (together with the Company, the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”).

The 2033 Notes bear interest at a fixed rate of 5.625% per annum, accruing from January 14, 2026. Interest is payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2026. The 2033 Notes will mature on February 1, 2033. The 2033 Notes are senior secured obligations of the Issuer. The 2033 Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Guarantors. The guarantees are senior secured obligations of the Guarantors.

Redemption

The Issuer may redeem some or all of the 2033 Notes at its option prior to February 1, 2029 at a redemption price equal to 100% of the principal amount of the 2033 Notes redeemed, plus a customary “make-whole” premium described in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At any time prior to February 1, 2029, the Issuer may also redeem up to 40% of the aggregate principal amount of the 2033 Notes with funds in an aggregate amount not to exceed the net cash proceeds from certain equity offerings at a redemption price equal to 105.625% of the principal amount of the 2033 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Issuer may redeem the 2033 Notes at its option, in whole at any time or in part from time to time, at the following redemption prices: from February 1, 2029 to January 31, 2030, at a redemption price equal to 102.813% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date; from February 1, 2030 to January 31, 2031, at a redemption price equal to 101.406% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date; and from February 1, 2031 and thereafter, at a redemption price equal to 100.000% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Prior to February 1, 2029, the Issuer may redeem up to 10% of the aggregate principal amount of the 2033 Notes during each calendar year at a purchase price equal to 103% of the aggregate principal amount of the 2033 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided that in any given calendar year, any amount not utilized pursuant to this provision may be carried forward to subsequent calendar years.

Additionally, the Issuer may redeem all, but not part, of the 2033 Notes upon the occurrence of specified tax events as described in the Indenture.

Certain Covenants

The Indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to incur certain additional debt, incur certain liens securing debt, pay certain dividends or make other payments, make certain investments, make certain asset sales and enter into certain transactions with affiliates, in each case, subject to customary exceptions and baskets. These covenants are subject to a number of exceptions, limitations, and qualifications as set forth in the Indenture. Additionally, upon certain kinds of “change of control”, the Issuer will be required to make an offer to repurchase all of the outstanding 2033 Notes at a price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding the date of repurchase.

The Indenture also contains customary events of default.

The 2033 Notes were offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to non-U.S. investors in reliance on Regulation S under the Securities Act. The 2033 Notes were not, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The foregoing description of the Indenture, the related guarantees and the 2033 Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture (and the form of note included therein), a copy of which is filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and incorporated herein by reference.

New Credit Agreement

On the Closing Date, the Company and CompoSecure Holdings, L.L.C. (in such capacity, the “Borrower”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto (the “New Credit Agreement”).

The New Credit Agreement provides for a $1,200.0 million term loan facility (the “Term Loan Facility”) and $400.0 million of revolving credit commitments (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”). The proceeds of the Senior Credit Facilities were used, in part, to repay or redeem all outstanding obligations under that certain Credit Agreement, dated as of March 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified), by and among Husky IV Holding Limited, a corporation incorporated under the laws of the Province of British Columbia, Husky Injection Molding Systems Ltd., a corporation incorporated under the laws of the Province of British Columbia, Titan Co-Borrower, LLC, a Delaware limited liability company, Deutsche Bank AG New York Branch as the administrative agent and the collateral agent, and the lenders party thereto from time to time (the “Existing Credit Agreement”).

The obligations under the New Credit Agreement are fully and unconditionally guaranteed, jointly and severally, by each of the guarantors party thereto. The guarantees are senior secured obligations of such guarantors.

The Term Loan Facility matures in 2033. The Term Loan Facility bears interest at a variable rate equal to a reference rate plus a margin of 1.25%, in the case of base rate loans, or 2.25%, in the case of SOFR loans. The Borrower may prepay amounts outstanding under the Term Loan Facility, subject to a 1.00% prepayment premium for prepayments made within six months of the Closing Date (subject to certain exceptions).

The Revolving Credit Facility matures in 2031. The maximum available amount under the Revolving Credit Facility is $400.0 million, with $75.0 million available for letters of credit. Revolving loan draws are permitted in U.S., Canadian dollars, Euros and Pounds Sterling and interest is variable at a rate equal to the reference rate plus a margin ranging from 0.75% to 1.25%, in the case of base rate loans, and 1.75% to 2.25% in the case of SOFR and other reference rate based loans, based on the Company’s consolidated first lien net leverage ratio.

The Senior Credit Facilities also have a customary uncommitted incremental facility equal to (a) the greater of $550.0 million and 1.0 times our EBITDA plus unused amounts under the “general” debt basket, plus (b) an additional amount such that (x) the Company’s pro forma consolidated first lien net leverage ratio is less than or equal to 3.70 (or less than the pro forma consolidated first lien net leverage ratio immediately prior to the incurrence of such additional debt if in connection with a permitted acquisition or similar investment) (in the case of first-lien debt), (y) either (i) the Company’s pro forma net consolidated senior secured net leverage ratio is less than or equal to 4.20 (or less than the consolidated senior secured net leverage ratio immediately prior to the incurrence of such additional debt if in connection with a permitted acquisition or similar investment) or (ii) the Company’s pro forma fixed charge coverage ratio is greater than or equal to 2.00 (or greater than the fixed charge coverage ratio immediately prior to the incurrence of such additional debt if in connection with a permitted acquisition or similar investment) (in each case, in the case of junior lien debt) or (z) either (i) the Company’s pro forma consolidated total net leverage ratio is less than or equal to 4.75 (or less than the consolidated total net leverage ratio immediately prior to the incurrence of such additional debt if in connection with a permitted acquisition or similar investment) or (ii) the Company’s pro forma fixed charge coverage ratio is greater than or equal to 2.00 (or greater than the fixed charge coverage ratio immediately prior to the incurrence of such additional debt if in connection with a permitted acquisition or similar investment) (in each case, in the case of unsecured debt or debt not secured by collateral securing the Senior Credit Facilities).

The New Credit Agreement contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to incur certain additional debt, incur certain liens securing debt, pay certain dividends or make other payments, make certain investments, make certain asset sales and enter into certain transactions with affiliates, in each case, subject to customary exceptions and baskets.

The Revolving Credit Facility is subject to a springing financial covenant that requires the Company to maintain a consolidated first lien net leverage ratio not in excess of a maximum consolidated first lien net leverage ratio, tested quarterly, beginning with the fiscal quarter ending on or about September 30, 2026. The financial covenant is only applicable if the aggregate amount of revolving loans and letters of credit outstanding under the Revolving Credit Facility (excluding letters of credit (except to the extent drawn and not reimbursed)) exceeds 35% of the committed amount. The Revolving Credit Facility provides for customary equity cure rights.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Company terminated its commitments under and repaid in full all outstanding obligations due under the Existing Credit Agreement. No early termination penalties or prepayment premium were incurred by the Company in connection with the termination of the Existing Credit Agreement.

Additionally, on January 13, 2026, Husky completed the previously announced redemption of all $1.00 billion aggregate principal amount of its previously outstanding 9.000% Senior Secured Notes for approximately $1.04 billion, inclusive of redemption fees, accrued and unpaid interest to, but excluding, the date of redemption, following which no such notes remained outstanding.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference in response to this Item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

4.1	Indenture, dated as of January 14, 2026, by and among CompoSecure, Inc., CompoSecure Holdings, L.L.C., the subsidiary guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent.
4.2	Form of Note representing the 5.625% Senior Secured Notes due 2033 (included as Exhibit A to Exhibit 4.1).
10.1	Credit Agreement, dated as of January 14, 2026, by and among CompoSecure, Inc., CompoSecure Holdings, L.L.C., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMPOSECURE, INC.

By:	/s/ Steven J. Feder
Name:	Steven J. Feder
Title:	General Counsel and Corporate Secretary

Dated: January 14, 2026